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                                                                    Exhibit 99.1

Immediate Release:                     Contact:    Marc Jampole
                                                   Jampole Communications, Inc.
                                                   412-471-2463




                       PENN TRAFFIC ANNOUNCES CONFIRMATION
                    OF PRE-NEGOTIATED FINANCIAL RESTRUCTURING


         SYRACUSE, NEW YORK, MAY 27, 1999 --- The Penn Traffic Company (OTC:
PNFT) today announced that the U.S. Bankruptcy Court for the District of Delaware confirmed its Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code.

         Penn Traffic expects that its Plan of Reorganization will be effective in approximately two weeks.

         "The Company has successfully completed its financial restructuring," said Gary D. Hirsch, Chairman of Penn Traffic. "We now look forward to continuing the process of rebuilding our franchise and profitability. This has certainly been a challenging time for our Company. We have come through this process very well with the cooperation of all parties and the efforts of our employees."

         "The creditors are pleased with the rapid confirmation of the restructuring plan and look forward to the future success of the Company," said Jeffrey Werbalowsky, Senior Managing Director, Houlihan, Lokey, Howard & Zukin Capital, financial advisor to the Official Committee of Unsecured Creditors.

         "Our employees continue to dedicate themselves to improving our business and serving our customers," said Joseph V. Fisher, President and Chief Executive Officer of Penn Traffic. "We now have a great opportunity to attract more customers to our stores and rebuild our market share. It's an exciting time at Penn Traffic."

         Penn Traffic filed its petition for relief under Chapter 11 on March 1, 1999, seeking to implement a pre-negotiated financial restructuring with the holders of its senior and subordinated notes.

                                     (more)


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The Penn Traffic Company
Page 2


         The restructuring will cancel Penn Traffic's existing $1.13 billion of senior and subordinated notes and (i) distribute $100 million of new senior notes and 19,000,000 shares of new common stock to the holders of existing senior notes and (ii) distribute 1,000,000 shares of new common stock and six-year warrants to purchase 1,000,000 shares of new common stock having an exercise price of $18.30 per share to the holders of the existing senior subordinated notes. In addition, each 100 shares of Penn Traffic's common stock outstanding immediately prior to the restructuring will be converted into one share of new common stock for a total of approximately 107,000 shares of additional new common stock.

         Penn Traffic also announced it expects to enter into a new $340 million secured credit facility with a bank group led by Fleet Capital Corporation as agent. Proceeds from the new facility will be used to satisfy the Company's obligations under its debtor-in-possession facility and for its ongoing working capital and capital expenditure requirements. The credit facility is initially expected to have more than $100 million in unused borrowing capacity.

         "Our new capital structure will enable us to launch an aggressive store and infrastructure capital program," said Mr. Hirsch. "We expect over the next 18 months to make capital expenditures of approximately $100 million for new, enlarged and remodeled stores and for other investments. With our dramatically reduced debt burden, we expect to be able to implement this program while maintaining substantial financial flexibility and liquidity."

         Certain statements included above which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" as defined in the Securities Exchange Act of 1934, as amended, and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the success or failure of the Company in implementing its current business and operational strategies; the ability of the Company to consummate its Chapter 11 Plan and close the new secured credit facility described above; and availability and terms of necessary or desirable financing or refinancing.


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         The Penn Traffic Company operates 214 supermarkets in Pennsylvania, upstate New York, Ohio and West Virginia under the "Big Bear," "Big Bear Plus," "Bi-Lo Foods,"


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"P&C Foods," and "Quality Markets" trade names. Penn Traffic also operates wholesale food distribution businesses serving 93 licensed franchises and 77 independent operators.